Exhibit 2.13

Consolidated Financial Statements

Rio Novo Gold Inc.

For the Years Ended December 31, 2016 and 2015

[Expressed in United States Dollars unless otherwise noted]

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Rio Novo Gold Inc.

We have audited the accompanying consolidated financial statements of Rio Novo Gold Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2016 and 2015, and the consolidated statements of income (loss) and comprehensive income (loss), consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Rio Novo Gold Inc. and its subsidiaries as at December 31, 2016 and 2015, and their financial performance and cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that Rio Novo Gold Inc. had a working capital deficiency as at December 31, 2016 and negative cash flows from operations during the year ended December 31, 2016. These conditions along with other matters set forth in Note 1 indicate the existence of material uncertainties which cast significant doubt about the ability of Rio Novo Gold Inc. to continue as a going concern.

UHY McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada

March 22, 2017

Rio Novo Gold Inc.

CONSOLIDATED BALANCE SHEETS

[Expressed in United States Dollars unless otherwise noted]

	December 31, 2016 $	December 31, 2015 $
ASSETS
Current assets
Cash and cash equivalents [note 18]	40,609	59,906
Sundry assets and prepaid expenses [note 6]	52,749	59,191
Total current assets	93,358	119,097
Non-current assets
Plant and equipment [note 7]	5,688,571	5,704,750
Exploration and evaluation assets [note 8]	73,127,817	66,919,976
Total assets	78,909,746	72,743,823
SHAREHOLDERS' EQUITY AND LIABILITIES
Liabilities Current liabilities
Accounts payable and other liabilities [notes 11, 12 and 15]	2,782,391	1,291,716
Loans payable [notes 11 and 15]	2,517,774	2,198,752
Total current liabilities	5,300,165	3,490,468
Non-current liability
Deferred income tax liability [note 16]	8,617,000	9,865,000
Total liabilities	13,917,165	13,355,468
Shareholders' equity [note 9]	64,992,581	59,388,355
Total shareholders' equity and liabilities	78,909,746	72,743,823
Nature of operations and going concern [note 1]
Commitments and contingencies [notes 8 and 19]
Subsequent events [note 21]

See accompanying notes to the consolidated financial statements

On behalf of the Board:

[Signed] William Dorson	[Signed] Randolph Frelberg
Director	Director

Rio Novo Gold Inc.

CONSOLIDATED STATEMENTS OF INCOME [LOSS] AND

COMPREHENSIVE INCOME [LOSS]

[Expressed in United States Dollars unless otherwise noted]

Years Ended December 31,	2016 $	2015 $
EXPENSES
Administrative expenses [note 14]	1,258,338	815,631
Loss before other [expense] income	(1,258,338)	(815,631)
OTHER [EXPENSE] INCOME
Interest and other [expense]	(275,023)	(102,470)
Depreciation	(3,561)	(35,261)
Foreign exchange [loss] gain	(42,212)	200,836
Impairment reversal [write-off] of exploration and evaluation assets [note 8]	4,759,000	(7,711,849)
Total other income [expense]	4,438,204	(7,648,744)
Income (loss) before income tax provision	3,179,866	(8,464,375)
Income tax [recovery] provision - deferred [note 16]	(1,248,000)	3,759,641
Income [loss] and comprehensive income [loss]	4,427,866	(12,224,016)
Net income [loss] per share
Basic and diluted [note 2[m]]	0.03	(0.09)
Weighted average number of shares outstanding - basic	146,011,536	137,711,139
Weighted average number of shares outstanding - diluted	146,961,368	137,711,139

  See accompanying notes to the consolidated financial statements

Rio Novo Gold Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

[Expressed in United States Dollars unless otherwise noted]

	Number of ordinary shares	Contributed capital $	Equity settled share-based payments reserve $	Deficit $	Total $

Balance, December 31, 2014	137,711,139	92,756,321	4,759,812	(25,937,262)	71,578,871
Stock options expired [note 10]	-	3,301,582	(3,301,582)	-	-
Share-based payments [note 10]	-	-	33,500	-	33,500
Net loss and comprehensive loss for the year	-	-	-	(12,224,016)	(12,224,016)

Balance, December 31, 2015	137,711,139	96,057,903	1,491,730	(38,161,278)	59,388,355
Shares-for-debt [note 9]	13,771,114	1,126,553	-	-	1,126,553
Stock options expired [note 10]	-	1,355,799	(1,355,799)	-	-
Share-based payments [note 10]	-	-	49,807	-	49,807
Net income and comprehensive income for the year	-	-	-	4,427,866	4,427,866

Balance, December 31, 2016	151,482,253	98,540,255	185,738	(33,733,412)	64,992,581

See accompanying notes to the consolidated financial statements

Rio Novo Gold Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

[Expressed in United States Dollars unless otherwise noted]

Year Ended December 31,	2016 $	2015 $
OPERATING ACTIVITIES
Net income [loss] for the year	4,427,866	(12,224,016)
Add (deduct) items not affecting cash
Depreciation	3,561	35,261
Share-based payments	49,807	33,500
Impairment [reversal] write-off of exploration and evaluation assets	(4,759,000)	7,711,849
Income tax [recovery] provision - deferred	(1,248,000)	3,759,641
	(1,525,766)	(683,765)
Changes in non-cash working capital balances:
Sundry assets and prepaid expenses	6,442	17,417
Accounts payable and other liabilities	490,675	(328,618)
Cash (used in) operating activities	(1,028,649)	(994,966)
INVESTING ACTIVITIES
Exploration and evaluation assets
- Costs	(429,191)	(292,846)
Plant and equipment
- Purchases	(7,032)	-
Cash (used in) investing activities	(436,223)	(292,846)
FINANCING ACTIVITIES
Loans payable [note 11]	1,445,575	1,305,000
Cash provided by financing activities	1,445,575	1,305,000
Net change in cash and cash equivalents	(19,297)	17,188
Cash and cash equivalents, beginning of year	59,906	42,718
Cash and cash equivalents, end of year	40,609	59,906
Supplemental cash flow information [note 18]

See accompanying notes to the consolidated financial statements

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

1.	NATURE OF OPERATIONS AND GOING CONCERN

Rio Novo Gold Inc. [the “Company” or “Rio Novo”] is a limited company by shares, established in accordance with the laws of the Territory of the British Virgin Islands. The Company’s registered office is located at the Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands. The Company maintains operating offices at Av. das Americas 8445, sala 517, Barra da Tijuca, Rio de Janeiro, Brazil, and Cra 19 N° 72-61, Urb. Santa Clara, Manizales, Colombia, and has a corporate office at 82 Richmond Street East, Toronto, Ontario, M5C 1P1. The Company is controlled by Northwestern Enterprises Ltd. [“Northwestern”]. Northwestern has shown a willingness to continue funding Rio Novo on a care and maintenance basis for fiscal 2017.

The principal business of the Company is the acquisition, exploration and development of mineral property interests located in Brazil and Colombia. To date, the Company has not earned any revenue from operations.

The business of mineral exploration involves a high degree of risk and there can be no assurance that the Company’s exploration programs will result in profitable mining operations. The Company’s continuing existence is dependent upon the discovery of economically recoverable resources, securing and maintaining title to and beneficial interest in exploration property interests, the ability to obtain the necessary financing to complete exploration, development and construction of a mine and processing facilities, obtaining certain government approvals and attaining profitable production. There can be no assurance that the Company will be able to raise sufficient funds as and when required.

The Company is currently in the process of exploring the exploration property interests under government granted permits and has not yet determined whether these interests contain reserves that are economically recoverable. The exploration property interests are located outside of Canada and are subject to the risk of foreign investment, including increases in taxes and royalties, renegotiation of permits and currency exchange fluctuations.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and noncompliance of regulatory requirements. As discussed in note 8, certain option payments are past due and the Company is in negotiations to amend the agreements. There is no certainty that optioners will agree to amended terms acceptable to the Company, or at all. Certain licenses have expired and are currently under renewal. There is no certainty that the government will renew the licenses.

Rio Novo is at an early stage of development and as is common with many exploration companies, it raises financing for its exploration and acquisition activities. The Company had a working capital deficit balance of $5,206,807 at December 31, 2016 and use of cash in operating activities of $1,028,649 for the year ended December 31, 2016. Management is actively pursuing funding options, being financing [debt or equity] and alternative funding options, required to meet the Company's requirements on an ongoing basis.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

1.	NATURE OF OPERATIONS AND GOING CONCERN [Continued]

During fiscal 2016 and as of the date of approving these financial statements, the financial market climate has been very difficult for Rio Novo. In addition, the Company has put its activities in Brazil on care and maintenance and corporate office costs have been reduced to very low levels. Rio Novo will continue to undertake additional measures to further reduce corporate overhead costs. Due to the challenging economic environment, the Company does not plan to spend any additional funds on the Almas Gold Project or other projects until capital market conditions improve for junior mining companies. The Company will maintain its projects on a care and maintenance basis, until such markets improve.

The Company intends to fund its ongoing working capital activities from equity financings and shareholder loans, if available, and asset sales, if purchasers can be found and management decides to sell certain assets. Any funds raised will allow the Company to maintain its reporting issuer status and retain key people until an additional financing [debt or equity] is completed. However, there is no assurance this will be completed.

Although the Company has been successful in raising funds to date, there can be no assurance that adequate or sufficient funding will be available in the future, or available under terms acceptable to the Company. These circumstances indicate the existence of material uncertainties which cast significant doubt as to the ability of the Company to meet its business plan and obligations as they come due, and accordingly, the appropriateness of the use of the accounting principles applied to a going concern.

These consolidated financial statements have been prepared on a going concern basis. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. These consolidated financial statements do not include any adjustments to the carrying values of assets and liabilities that would be necessary if the Company were unable to obtain adequate financing. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

[a]	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”), effective for the Company’s reporting for the year ended December 31, 2016. The policies set out below are based on IFRS issued and outstanding as of March 22, 2017, the date the Board of Directors approved the statements.

[b]	Basis of presentation

These consolidated financial statements have been prepared on a historical cost basis except for the revaluation of certain financial instruments at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[b]	Basis of presentation [Continued]

In the preparation of these consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year. Actual results could differ from these estimates. Of particular significance are the estimates and assumptions used in the recognition and measurement of items included in note 2[o].

[c]	Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries. Subsidiaries consist of entities over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect those returns through the power to direct the relevant activities of the entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. The consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating inter-entity balances and transactions.

The following companies have been consolidated within the consolidated financial statements:

Company	Registered	Principle activity
Rio Novo Gold Inc.	British Virgin Islands	Parent company
Growth Investment Solutions, LLC [1]	Delaware, USA	Holding company
Rio Novo (Almas) Mineraçâo Ltda. [1]	Brazil	Exploration company
Rio Novo (Matupa) Mineraçâo Ltda. [1]	Brazil	Exploration company
Rio Novo (Brasil) Holdings Ltda. [1]	Brazil	Holding company
Rio Novo Colombia Holdings Inc. [1]	British Virgin Islands	Holding company
Rio Novo Colombia Holdings Inc. Sucursal Colombia [1]	Colombia	Exploration company

[1] 100% owned by the parent company.

[d]	Financial instruments

Financial assets:

All financial assets are recognized and derecognized on the trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the time frame established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss which are initially measured at fair value.

Financial assets are classified into the following categories: financial assets at fair value through profit or loss [“FVTPL”], 'held-to-maturity investments', 'available-for-sale' financial assets and 'loans and receivables'. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[d]	Financial instruments [Continued]

Financial liabilities:

Financial liabilities are classified as either financial liabilities 'at FVTPL' or 'other financial liabilities'.

Other financial liabilities:

Other financial liabilities including borrowings are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest recognized on an effective yield basis.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest costs over the relevant year. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or, where appropriate, to the net carrying amount on initial recognition.

Equity offerings are completed from time to time whereby warrants are issued with exercise prices denominated in Canadian dollars. The Company's functional currency is the US dollar. As a result of having exercise prices denominated in other than the Company's functional currency, these warrants meet the definition of derivatives and are therefore classified as derivative liabilities measured at fair value with adjustments to fair value recognized through the consolidated statements of loss. As these warrants are exercised, the fair value of the recorded warrant liability on the date of exercise is included in contributed capital along with the proceeds from the exercise. If these warrants expire, the related decrease in warrant liability is recognized in profit or loss, as part of the change in fair value of the warrant liability. There is no cash flow impact as a result of this accounting treatment.

De-recognition of financial liabilities:

The Company derecognizes financial liabilities when the obligations are discharged, cancelled or expire.

The Company’s financial instruments consist of the following:

Financial assets:	Classification:
Cash and cash equivalents	Loans and receivables
Accounts receivable	Loans and receivables

Financial liabilities:	Classification:
Accounts payable and other liabilities	Other financial liabilities
DSU's included in accounts payable and other liabilities	FVTPL
Loans payable	Other financial liabilities

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[d]	Financial instruments [Continued]

Impairment of financial assets:

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the investments have been negatively impacted. Evidence of impairment could include: significant financial difficulty of the issuer or counterparty; or default or delinquency in interest or principal payments; or the likelihood that the borrower will enter bankruptcy or financial reorganization.

The carrying amount of financial assets is reduced by any impairment loss directly for all financial assets with the exception of accounts receivable, where the carrying amount is reduced through the use of an allowance account. When an accounts receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial instruments recorded at fair value:

Financial instruments recorded at fair value on the consolidated balance sheets are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels: Level 1 - valuation based on quoted prices [unadjusted] in active markets for identical assets or liabilities; Level 2 - valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly [i.e. as prices] or indirectly [i.e. derived from prices]; and Level 3 - valuation techniques using inputs for the asset or liability that are not based on observable market data [unobservable inputs].

DSU's included in accounts payable and other liabilities are classified as Level 1 in the fair value hierarchy.

[e]	Impairment of non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its non-financial assets with finite lives to determine whether there is any indication that those assets have suffered an impairment loss. Where such an indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. The recoverable amount is the higher of an asset’s fair value less cost to sell or its value in use. In addition, assets that are not amortized are subject to an annual impairment assessment.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[f]	Exploration and evaluation assets

The Company is in the exploration stage with respect to its investment in exploration and evaluation assets and follows the practice of capitalizing all costs relating to the acquisition of and exploration for mineral properties. Such costs include, but are not exclusive to, geological, geophysical studies, exploratory drilling and sampling. The aggregate costs related to abandoned exploration and evaluation assets are charged to profit or loss at the time of any abandonment or when it has been determined that there is evidence of a permanent impairment. An impairment charge relating to a mineral property is subsequently reversed when new exploration results or actual or potential proceeds on sale or farmout of the property result in a revised estimate of the recoverable amount but only to the extent that this does not exceed the original carrying value of the property that would have resulted if no impairment had been recognized. Amounts incurred prior to having the legal right to explore are expensed as incurred.

The recoverability of amounts shown for exploration and evaluation assets is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete development of the properties, and on future production or proceeds of disposition.

The Company recognizes in income, costs recovered on exploration and evaluation assets when amounts received or receivable are in excess of the carrying amount.

All capitalized exploration and evaluation expenditures are monitored for indications of impairment. Where a potential impairment is indicated, assessments are performed for each area of interest. To the extent that exploration expenditure is not expected to be recovered, it is charged to profit or loss.

[g]	Plant and equipment

Plant and equipment [“PE”] are carried at cost, less accumulated depreciation and accumulated impairment losses.

The cost of an item of PE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation is recognized based on the cost of an item of plant and equipment, less its estimated residual value, over its estimated useful life at the following rates:

Detail	Percentage	Method
Furniture and fixtures	10%	Declining balance
Computers	20%	Declining balance
Equipment	10%	Declining balance
Leaseholds	Term of lease

The mill included in equipment is expected to be depreciated on a unit-of production basis. An asset's residual value, useful life and depreciation method are reviewed, and adjusted if appropriate, on an annual basis.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[g]	Plant and equipment [Continued]

An item of PE is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss in the consolidated statements of loss.

Where an item of PE consists of major components with different useful lives, the components are accounted for as separate items of plant and equipment. Expenditures incurred to replace a component of an item of PE that is accounted for separately, including major inspection and overhaul expenditures, are capitalized.

[h]	Cash and cash equivalents

Cash and cash equivalents in the consolidated balance sheets comprise cash at banks and on hand, and short-term deposits with an original maturity of three months or less, and which are readily convertible into a known amount of cash. The Company’s cash and cash equivalents are invested with major financial institutions in business accounts and higher yield investment and savings accounts that allow the cash to be available on demand by the Company.

[i]	Provisions

A provision is recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably estimated. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract.

The Company had no material provisions at December 31, 2016 and December 31, 2015.

[j]	Share-based payment transactions

The estimated fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes [direct employee] or provides services similar to those performed by a direct employee, including directors of the Company.

The fair value is estimated at the grant date and recognized over the period during which the options vest. The fair value of the options granted is estimated using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. At each balance sheet date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest.

Upon expiry, the grant date fair value of share options is transferred to contributed capital.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[j]	Share-based payment transactions [Continued]

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

[k]	Income taxes

Tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[l]	Restoration, rehabilitation and environmental obligations

A legal or constructive obligation to incur restoration, rehabilitation and environmental costs may arise when environmental disturbance is caused by the exploration, development or ongoing production of a mineral property interest. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value, are provided for and capitalized at the start of each project to the carrying amount of the asset, as soon as the obligation to incur such costs arises. Discount rates using a pretax rate that reflects the time value of money are used to calculate the net present value. These costs are charged against profit or loss over the economic life of the related asset, through amortization using either a unit-of-production or the straight-line method as appropriate. The related liability is adjusted for each period for the unwinding of the discount rate and for changes to the current market based discount rate, amount or timing of the underlying cash flows needed to settle the obligation. Costs for restoration of subsequent site damage that is created on an ongoing basis during production are provided for at their net present values and charged against profits as extraction progresses.

The Company has no material restoration, rehabilitation and environmental costs at December 31, 2016 and 2015 as the disturbance to date is minimal.

[m]	Income [Loss] per share

The Company presents basic income [loss] per share data for its ordinary shares, calculated by dividing the income [loss] attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted income [loss] per share is determined by adjusting the income [loss] attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all share purchase warrants and options outstanding that may add to the total number of ordinary shares. The Company excluded 1,500,000 options [2015 - 2,867,000] from the income [loss] per share calculations for the years ended December 31, 2016 and 2015 and as their effect would be anti-dilutive.

[n]	Foreign currencies

The functional currency, as determined by management, of Rio Novo and each of its subsidiaries is the United States Dollar. The consolidated financial statements are expressed in United States Dollars.

Transactions in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the period end exchange rates are recognized in the consolidated statement of income [loss]. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[o]	Significant accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates.

The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

Assets’ carrying values and impairment charges

In the determination of carrying values and impairment charges, management looks at the higher of recoverable amount or fair value less costs to sell in the case of assets and at objective evidence, significant or prolonged decline of fair value on financial assets indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

Capitalization of exploration and evaluation costs

Management has determined that exploration and evaluation costs incurred during the year have future economic benefits and are economically recoverable. In making this judgment, management has assessed various sources of information including but not limited to the Company's technical report for the feasibility study provided by Runge Pincock Minarco dated August 9, 2016 for the Almas project, geologic and metallurgic information, proximity of operating facilities, operating management expertise and existing permits. See note 8 for details of capitalized exploration and evaluation costs.

Mineral reserve estimates

The figures for mineral reserves and mineral resources are determined in accordance with National Instrument 43-101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial results.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[o]	Significant accounting judgments and estimates [Continued]

Impairment of exploration and evaluation assets

While assessing whether any indications of impairment exist for exploration and evaluation assets, consideration is given to both external and internal sources of information. Information the Company considers include changes in the market, the economic and legal environment in which the Company operates that are not within its control and affect the recoverable amount of exploration and evaluation assets. Internal sources of information include the manner in which exploration and evaluation assets are being used or are expected to be used and indications of expected economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the properties and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable mineral reserves and mineral resources and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s exploration and evaluation assets.

Income and other taxes and recoverability of potential deferred tax assets

The Company is subject to income and other taxes in various jurisdictions. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income and other tax liabilities requires interpretation of complex laws and regulations often involving multiple jurisdictions. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax filings are subject to audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made. All estimates for value added and withholding taxes have been included in accounts payable and accrued liabilities.

Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based non-vested share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviours and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

2.	SIGNIFICANT ACCOUNTING POLICIES [Continued]

[p]	Deferred share unit plan [the “DSU Plan”]

The Company has a DSU Plan that provides recipients under the DSU Plan, the option of receiving payment for services in the form of share units rather than ordinary shares or cash. At the annual and special meeting of shareholders on June 11, 2013, Rio Novo’s directors elected to reduce their director fees by 75%, with the remaining 25% payable only in DSUs. This decision was retroactive to March 2013. Officers may also receive compensation under the DSU Plan as determined by the Board of Directors. Share units entitle the individual to elect to receive a cash payment equal to the market price [as defined in the DSU Plan] of an ordinary share [less applicable withholding taxes] on the termination date [as defined in the DSU Plan] or, at the sole discretion of the Board of Directors, one [1] fully paid and non-assessable ordinary share, on the termination date. Any shares issued by the Company pursuant to the DSU Plan shall not be permitted to be issued from the Company's treasury, but must be acquired from the market. For DSU's issued under this plan, the Company records an expense and a liability equal to the underlying market value of the shares to be issued. The accumulated liability is adjusted for market fluctuations on a quarterly basis. See notes 12 and 21[b][c]].

[q]	Recent Accounting Pronouncements

Certain pronouncements were issued by the IASB or the IFRIC that are mandatory for accounting periods after December 31, 2016. Many are not applicable or do not have a significant impact to the Company and have been excluded. The following have not yet been adopted and are being evaluated to determine their impact on the Company.

IFRS 9, Financial Instruments ["IFRS 9"] was issued by the IASB on November 12, 2009 and will replace IAS 39, "Financial Instruments: Recognition and Measurement" ("IAS 39"). IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 will be effective as at January 1, 2018 with early adoption permitted. The Company is in the process of assessing the impact of this pronouncement.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

3.	CAPITAL MANAGEMENT

The Company manages its capital with the following objectives:

•	to ensure sufficient financial flexibility to achieve the ongoing business objectives including funding of future growth opportunities, and pursuit of accretive acquisitions; and
•	to maximize shareholder return.

The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structure by issuing new shares, repurchasing outstanding shares, adjusting capital spending, or disposing of assets. The capital structure is reviewed by management and the board of directors on an ongoing basis. The Company considers its capital to be shareholder's equity comprising contributed capital, equity settled share-based payments reserve and deficit which at December 31, 2016 totaled $64,992,581 [December 31, 2015 - $59,388,355]. The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, and other investing and financing activities. The forecast is updated based on activities related to its exploration and evaluation assets. Information is provided to the board of directors of the Company.

The Company's capital management objectives, policies and processes have remained unchanged during the years ended December 31, 2016 and 2015. The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than Section 710 of the Toronto Stock Exchange (“TSX”) Company Manual which requires adequate working capital or financial resources such that, in the opinion of TSX, the listed issuer will be able to continue as a going concern. TSX will consider, among other things, the listed issuer's ability to meet its obligations as they come due, as well as its working capital position, quick asset position, total assets, capitalization, cash flow and earnings as well as accountants' or auditors' disclosures in financial statements regarding the listed issuer's ability to continue as a going concern. As of December 31, 2016, the Company may not be compliant with the requirements of the TSX. The impact of this violation is not known and is ultimately dependent on the discretion of the TSX.

4.	FINANCIAL RISK FACTORS

The Company is exposed to a variety of financial risks: credit risk, liquidity risk and market risk [including interest rate and foreign exchange rate risks] as explained below.

Risk management is carried out by the Company's management team. The Board of Directors also provides regular guidance for overall risk management. There have been no changes to the risks, objectives, policies and procedures during the years ended December 31, 2016 and 2015.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company's credit risk is primarily attributable to cash and cash equivalents and accounts receivable included in sundry assets. Cash is held with select financial institutions in Canada, Brazil and Colombia for which management believes the risk of loss to be low.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

4.	FINANCIAL RISK FACTORS [Continued]

Credit risk (continued)

Financial instruments included in sundry assets consist of sales tax receivable in Canada and deposits with service providers in Brazil and Colombia. Management believes that the credit risk concentration with respect to financial instruments included in accounts receivable is low.

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if the Company’s access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or as a result of conditions specific to the Company. As at December 31, 2016, the Company had a cash and cash equivalents balance of $40,609 [December 31, 2015 - $59,906] to settle current liabilities of $5,300,165 [December 31, 2015 - $3,490,468]. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms, except for loans payable (see note 11).

The Company expects to fund its corporate costs throughout 2017 with its existing cash and cash equivalents balance, loans from related parties, if available and the sale of certain assets, if management decides to do so.

Market risk

Interest rate risk

The Company has cash balances and no debt, other than promissory notes with a fixed interest rate [see note 11]. The Company's current policy is to invest excess cash in Government of Canada treasury bills and certificates of deposit at major Canadian and Brazilian chartered banks. The Company periodically monitors the investments it makes and is satisfied with their creditworthiness. As of December 31, 2016, the Company's cash and cash equivalents balance consisted of cash [December 31, 2015 - cash].

Foreign currency risk

The Company's reporting and functional currency is the United States dollar and major purchases are transacted in US dollars, Canadian dollars, Brazilian Reais and the Colombian peso. The Company funds major exploration expenses in Brazil and Colombia. Accordingly, it maintains a Brazilian Real bank account in Brazil and a Colombian peso account in Colombia.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

4.	FINANCIAL RISK FACTORS [Continued]

Sensitivity analysis

As of December 31, 2016 and 2015 both the carrying and fair value amounts of the Company's financial instruments are approximately equivalent due to their short-term nature.

Based on management's knowledge and experience of the financial markets, the following movements are reasonable over a twelve month period:

[i]   Cash balances are subject to variable interest rates. Sensitivity to a plus or minus one percentage point change in interest rates affects net loss and comprehensive loss by an immaterial amount, with all other variables held constant.

[ii]    The Company is exposed to foreign currency risk on fluctuations related to cash, accounts receivable included in sundry assets, and accounts payable and other liabilities that are denominated in Canadian dollars, Brazilian reais and the Colombian peso. Sensitivity to a plus or minus 5% change in the foreign exchange rate of the US dollar compared to all other currencies would affect net income [loss] comprehensive income [loss] by approximately $29,000 with all other variables held constant.

The sensitivity analysis shown in the notes above may differ materially from actual results.

5.	CATEGORIES OF FINANCIAL INSTRUMENTS

December 31,	2016	2015
	$	$

Financial assets:
Loans and receivables
Current
Cash and cash equivalents	40,609	59,906
Accounts receivable	52,749	59,191

Financial liabilities:
Other financial liabilities
Current
Accounts payable and other liabilities other than DSU's	2,092,186	976,131
Loans payable	2,517,774	2,198,752

FVTPL
Current
DSU's included in accounts payable and other liabilities	690,205	315,585

As of December 31, 2016 and December 31, 2015, the fair value of the Company's financial instruments classified as current approximates the carrying value, due to their short-term nature.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

6.	SUNDRY ASSETS AND PREPAID EXPENSES

December 31,	2016	2015
	$	$
Sales tax receivable	12,651	14,206
Accounts receivable	22,767	8,857
Prepaid expenses	17,331	36,128
	52,749	59,191

7.	PLANT AND EQUIPMENT

	Furniture and Fixtures	Computers	Equipment	Leaseholds	Total
Cost	$	$	$	$	$
At December 31, 2014	27,721	546,969	5,573,744	220,953	6,369,387
Write-off	(3)	(23,854)	(15,492)	-	(39,349)
At December 31, 2015	27,718	523,115	5,558,252	220,953	6,330,038
Addition	-	7,032	-	-	7,032
At December 31, 2016	27,718	530,147	5,558,252	220,953	6,337,070

Accumulated	Furniture and Fixtures	Computers	Equipment	Leaseholds	Total
Depreciation	$	$	$	$	$
At December 31, 2014	18,130	442,985	35,324	53,244	549,683
Depreciation	3,630	84,740	18,983	7,601	114,954
Write-off	(3)	(23,854)	(15,492)	-	(39,349)
At December 31, 2015	21,757	503,871	38,815	60,845	625,288
Depreciation	720	16,812	1,306	4,373	23,211
At December 31, 2016	22,477	520,683	40,121	65,218	648,499

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

7.	PLANT AND EQUIPMENT [Continued]

	Furniture and
	Fixtures	Computers	Equipment	Leaseholds	Total
Net Book Value	$	$	$	$	$

At December 31, 2015	5,961	19,244	5,519,437	160,108	5,704,750

At December 31, 2016	5,241	9,464	5,518,131	155,735	5,688,571

The Company's mill is included in equipment and is currently unconstructed and in storage as the property is on care and maintenance. No depreciation expense has been recorded in relation to the mill.

8.	EXPLORATION AND EVALUATION ASSETS

The Almas Gold property is subject to Net Smelter Return royalties (“NSR royalties”) ranging from 1.20% to 2.5%. The Matupá Gold Project, is subject to NSR royalties ranging from 1.0% to 1.5%. Some of the Company’s exploration licenses expired on various dates commencing April 30, 2014 and were allowed to lapse as they were outside of the main target areas of the properties. Some of the Company's other licenses expired from 2012 to 2016 and are in the renewal process.

On June 1, 2011, Rio Novo completed the acquisition and assumed operational control of 100% of the Tolda Fria Gold Project, located in central Colombia. At the commencement of commercial production, an amount equal to $10 per ounce of the recoverable, proven and probable reserves, up to a maximum of 3 million ounces, as evidenced by a definitive feasibility study of the Tolda Fria project will be payable in ordinary shares of the Company based on the prevailing market price of the shares at the time of production. See also note 19.

Continuity of exploration and evaluation assets is as follows:

	Matupá Gold Project	Almas Gold Project	Tolda Fria Gold Project
	(Brazil)	(Brazil)	(Colombia)	Total
	$	$	$	$
Balance, December 31, 2014	17,280,501	46,792,726	10,186,059	74,259,286
Additions	55,999	109,819	206,721	372,539
Impairment	-	(4,759,000)	(2,952,849)	(7,711,849)
Balance, December 31, 2015	17,336,500	42,143,545	7,439,931	66,919,976
Additions	23,470	1,219,040	206,331	1,448,841
Impairment reversal	-	4,759,000	-	4,759,000

Balance, December 31, 2016	17,359,970	48,121,585	7,646,262	73,127,817

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

8.	EXPLORATION AND EVALUATION ASSETS [Continued]

The Company is currently renegotiating the terms of the option acquisition agreement on the Matupá prospect exploration license, making up part of the peripheral area of the Matupá Gold Project in relation to these payments. There is no guarantee that such negotiations will result in the Company maintaining all of its interests in the underlying properties. The Company has not accrued for the option payments totaling $580,000 that are past due at December 31, 2016 under this arrangement. An additional payment of $1,000,000 is payable 12 months after the commencement of production in the area of the Matupá prospect exploration license. Also, if the Company does not reach production on the Almas Gold Project by July 25, 2017, additional annual payments of $400,000 will be due until the project reaches production.

On August 4, 2016, the Company entered into an amended agreement of the Vira Saia and Nova Prata exploration licences requiring payment of $1,000,000 by January 31, 2017 for prior year payments which has been included in accounts payable at December 31, 2016. On February 20, 2017, the Company made this payment and the agreement is in good standing. As a result, the impairment of $4,759,000 recorded in fiscal 2015 as a result of the uncertainty relating to the successful renegotiations of this option agreement has been reversed in fiscal 2016. In December 2015, Rio Novo decided to write-down the Almas Gold Project by $4,759,000 due to uncertainty surrounding the ownership of certain licenses under option.

If the Company does not maintain its interest in the underlying properties, material write-downs would be required.

In May of 2015, Rio Novo made a decision to write down the 2012 drilling and exploration campaign executed at the Tolda Fria project. The total value of the write down was $2,952,849. The drilling effort had been problematic given the coarse nature of the gold at the project and although drilling intersected various of the known structures, high grades previously identified in the Tolda Fria tunnels were not confirmed at depth. Staff analysis completed in 2015 determined that due to the coarse gold nature of the deposit, drilling was unlikely to work on the project and that the 2012 drilling and exploration campaign did not advance the exploration of the project. The Company will focus on bulk sampling instead.

9.	SHAREHOLDERS' EQUITY

Under the BVI Act there is no concept of authorized capital. Companies may be authorized to issue a specific number of shares or an unlimited number of shares. Shares may be issued with or without a par value and in any currency. The BVI Act also permits fractional shares.

On May 25, 2016, Rio Novo completed a non-brokered private placement of 13,771,114 ordinary shares of the Company to Cyprus River Holdings Ltd. [“Cyprus River”], at an issue price of Cdn $0.1050 per ordinary share for an aggregate subscription amount of Cdn $1,445,967 (or $1,126,553). This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Cyprus River, as follows:

(i)	the promissory note dated December 11, 2015 in the principal amount of $230,000;

(ii)	the promissory note dated June 9, 2015 in the principal amount of $150,000;

(iii)	the promissory note dated December 12, 2014 in the principal amount of $216,000;

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

9.	SHAREHOLDERS' EQUITY [Continued]

(iv)	the promissory note dated December 21, 2015 in the principal amount of $110,000;

(v)	the promissory note dated July 2, 2014 in the principal amount of $152,752;

(vi)	the promissory note dated January 23, 2015 in the principal amount of $200,000; and

(vii)	$67,801 of the principal amount owing under the promissory note dated July 30, 2014 in the principal amount of $375,000 issued by the Company to Cyprus River.

At December 31, 2016, Rio Novo had 151,482,253 [December 31, 2015 - 137,711,139] ordinary shares issued and outstanding. The Company's contributed capital is $98,540,255 [December 31, 2015 - $96,057,903], which was subscribed by its shareholders and includes expired stock options.

10.	STOCK OPTIONS

In 2010, the Company implemented a stock option plan [“Option Plan”] which allows option holders to acquire one ordinary share on exercise of each vested option. In accordance with the rules of the Toronto Stock Exchange, the Option Plan was re-approved by the shareholders of the Company at the annual general and special meeting held June 23, 2014.

Under the terms of the Option Plan, the Board is able to grant stock options to executive officers and directors, among others, to acquire up to 10% of the issued and outstanding ordinary shares [when combined with ordinary shares issuable under any other security-based compensation arrangement]. The Option Plan provides that the exercise price of an option granted under the Option Plan shall be not less than the market price at the time of granting the option. The options are non-transferable, have the term and vesting provisions as approved by the Board at the time of the grant [as reflected in the applicable option agreement], and, except as specified in the Option Plan, terminate on the 90th day after an optionee ceases to be an eligible person under the Option Plan.

The following table reflects the continuity of stock options for the years presented:

	Number of stock options	Weighted average exercise price $ [Cdn]
Outstanding, December 31, 2014	5,392,000	1.28
Granted [1]	250,000	0.11
Expired	(2,775,000)	1.60
Outstanding, December 31, 2015	2,867,000	0.86
Granted [2][3]	1,650,000	0.09
Expired	(1,117,000)	1.62
Outstanding, December 31, 2016	3,400,000	0.24
Exercisable, December 31, 2016	1,583,333	0.41

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

10.	STOCK OPTIONS [Continued]

The following table summarizes information about stock options outstanding at December 31, 2016:

Options outstanding

				Average
Exercise	Options	Options		remaining
price	outstanding	exercisable	Expiry	contractual life
$	#	#	date	[years]

Cdn 0.80	490,000	490,000	February 13, 2017	0.12
Cdn 0.25	1,010,000	1,010,000	January 16, 2018	1.04
Cdn 0.11	250,000	83,333	September 29, 2020	3.75
Cdn 0.08	1,250,000	-	January 13, 2021	4.04
Cdn 0.13	400,000	-	March 29, 2021	4.24

	3,400,000	1,583,333		2.59

[1] On September 30, 2015, the Company granted 250,000 options to a director of the Company. The options have an exercise price of Cdn $0.105 and expire on September 29, 2020. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.81%; an average expected volatility factor of 120% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $16,185. For the year ended December 31, 2016, the impact on salaries and benefits was $nil (December 31, 2015 - $16,185).

[2] On January 14, 2016, the Company granted 1,250,000 options to officers, employees and directors of the Company. The options have an exercise price of Cdn $0.075 and expire on January 13, 2021. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.51%; an average expected volatility factor of 122% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $58,295. For the year ended December 31, 2016, the impact on salaries and benefits was $32,656.

[3] On March 30, 2016, the Company granted 400,000 options to officers, employees and directors of the Company. The options have an exercise price of Cdn $0.13 and expire on March 29, 2021. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.64%; an average expected volatility factor of 127% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $33,678. For the year ended December 31, 2016, the impact on salaries and benefits was $17,151.

During the year ended December 31, 2016, $8,543 in share-based payments (2015 - $17,315) related to stock options granted in prior years and vesting during the years ended December 31, 2016 and 2015 was recogonized.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

11.	LOANS PAYABLE

The following table summarizes information regarding promissory notes outstanding at December 31, 2016:

	Promissory notes outstanding [a]
Issue	Amount
date	($)	Lender	Interest rate (%) [b]	Due date
August 19, 2015	65,000	[f] Northwestern [r]	5.397	Settled - January 6, 2017
February 26, 2016	95,000	[g] Northwestern [r]	5.397	Settled - January 6, 2017
March 6, 2015	200,000	[h] Northwestern [r]	5.397	Settled - January 6, 2017
October 10, 2014	150,000	[i] Northwestern [r]	5.397	Settled - January 6, 2017
April 20, 2016	90,617	[j] Northwestern [r]	5.397	Settled - January 6, 2017
April 17, 2015	200,000	[m] Northwestern [r]	5.397	Settled - January 6, 2017
October 20, 2015	150,000	[n] Northwestern [r]	5.397	Settled - January 6, 2017
May 10, 2016	68,773	[k] Northwestern [r]	5.397	May 10, 2017
May 10, 2016	307,199	[e] Northwestern [r]	5.397	May 10, 2017
June 9, 2016	115,000	[l] Northwestern [r]	5.397	June 9, 2017
August 12, 2016	33,000	[o] Northwestern	5.397	August 12, 2017
September 1, 2016	41,000	[p] Northwestern	5.397	September 1, 2017
September 23, 2016	32,000	[q] Northwestern	5.397	September 23, 2017
November 15, 2016	112,965	[s] Northwestern	5.397	May 15, 2017
December 22, 2016	77,220	[t] Northwestern	5.397	June 20, 2017
December 23, 2016	780,000	[u] Northwestern	5.397	June 21, 2017
	2,517,774

[a] As at December 31, 2016, aggregate interest expense related to the promissory notes referred to in the schedule above amounted to $97,426 [December 31, 2015 - $99,808] and this amount is included in accounts payable and other liabilities.

[b] Interest shall accrue daily and shall be calculated and payable in arrears on the due date.

[c] On January 4, 2016, Rio Novo extended the promissory note in the amount of $152,752 for a period of nine months, maintaining the terms and creating a new maturity date of July 4, 2016. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. See note 9.

[d] On January 27, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of July 27, 2016. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. See note 9.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

11.	LOANS PAYABLE [CONTINUED]

[e] On January 29, 2016, Rio Novo extended the promissory note in the amount of $375,000 for a period of nine months, maintaining the terms and creating a new maturity date of July 29, 2016. $67,801 of the principal amount owing under the promissory note was subsequently settled pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. See note 9. On May 10, 2016, Rio Novo extended the promissory note in the amount of $307,199 for a period of nine months, maintaining the terms and creating a new maturity date of November 10, 2016. On November 10, 2016, Rio Novo extended the promissory note in the amount of $307,199 for a period of nine months, maintaining the terms and creating a new maturity date of May 10, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[f] On February 19, 2016, Rio Novo extended the promissory note in the amount of $65,000 for a period of nine months, maintaining the terms and creating a new maturity date of August 19, 2016. On August 19, 2016, Rio Novo extended the promissory note in the amount of $65,000 for a period of nine months, maintaining the terms and creating a new maturity date of February 19, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern. See note 21[a].

[g] On February 26, 2016, Rio Novo entered into a promissory note with Cyprus River, pursuant to which Cyprus River agreed to lend the Company $95,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on August 26, 2016. On August 26, 2016, Rio Novo extended the promissory note in the amount of $95,000 for a period of nine months, maintaining the terms and creating a new maturity date of February 26, 2017. Interest on the $95,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. During the year, Cyprus River assigned the promissory note to Northwestern. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. See note 21[a].

[h] On March 7, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of September 6, 2016. On September 6, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of March 6, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern. See note 21[a].

[i] On April 11, 2016, Rio Novo extended the promissory note in the amount of $150,000 for a period of nine months, maintaining the terms and creating a new maturity date of October 11, 2016. On October 11, 2016, Rio Novo extended the promissory note in the amount of $150,000 for a period of nine months, maintaining the terms and creating a new maturity date of April 11, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern. See note 21[a].

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

11.	LOANS PAYABLE [CONTINUED]

[j] On April 20, 2016, Rio Novo entered into a promissory note with Cyprus River, pursuant to which Cyprus River agreed to lend the Company $90,617. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on October 17, 2016. On October 17, 2016, Rio Novo extended the promissory note in the amount of $90,617 for a period of nine months, maintaining the terms and creating a new maturity date of April 20, 2017. Interest on the $90,617 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. During the period, Cyprus River assigned the promissory note to Northwestern. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. See note 21[a].

[k] On May 10, 2016, Rio Novo issued a promissory note in the amount of $68,773. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on November 10, 2016. On November 10, 2016, Rio Novo extended the promissory note in the amount of $68,773 for a period of nine months, maintaining the terms and creating a new maturity date of May 10, 2017. Interest on the $68,773 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. $805 of the promissory note was subsequently settled pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern. See note 21[a].

[l] On June 9, 2016, Rio Novo entered into a promissory note with Cyprus River, pursuant to which Cyprus River agreed to lend the Company $115,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on December 9, 2016. On December 9, 2016, Rio Novo extended the promissory note in the amount of $115,000 for a period of nine months, maintaining the terms and creating a new maturity date of June 9, 2017. Interest on the $115,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. During the period, Cyprus River assigned the promissory note to Northwestern.

[m] On October 18, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of April 18, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern. See note 21[a].

[n] On October 11, 2016, Rio Novo extended the promissory note in the amount of $150,000 for a period of nine months, maintaining the terms and creating a new maturity date of April 11, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern. See note 21[a].

[o] On August 12, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $33,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on February 8, 2017. Interest on the $33,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. On February 8, 2017, Rio Novo extended the promissory note in the amount of $33,000 for a period of nine months, maintaining the terms and creating a new maturity date of August 12, 2017.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

11.	LOANS PAYABLE [CONTINUED]

[p] On September 1, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $41,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on February 28, 2017. Interest on the $41,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. On February 28, 2017, Rio Novo extended the promissory note in the amount of $41,000 for a period of nine months, maintaining the terms and creating a new maturity date of September 1, 2017.

[q] On September 23, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $32,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on March 22, 2017. Interest on the $32,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. On March 22, 2017, Rio Novo extended the promissory note in the amount of $32,000 for a period of nine months, maintaining the terms and creating a new maturity date of September 23, 2017.

[r] During the period, Cyprus River assigned all promissory notes that have not matured to Northwestern.

[s] On November 15, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $112,965. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on May 15, 2017. Interest on the $112,965 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[t] On December 22, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $77,220 in satisfaction of interest accrued on the promissory notes settled pursuant to a shares for debt agreement entered into on May 10, 2016. See note 9. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on June 20, 2017. Interest on the $77,220 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[u] On December 23, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $780,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on June 21, 2017. Interest on the $780,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[v] All promissory notes are unsecured and have an interest rate of 5.397% per annum. As at December 31, 2016, all promissory notes are payable to Northwestern.

12.	DSUs

In 2013, the Company implemented a DSU Plan. Under the DSU Plan, the Company is able to grant DSUs to eligible directors, officers and employees. The issue price per DSU is equal to the market price of the ordinary shares at the time of the grant, and DSUs are fully vested when granted unless otherwise specified in the DSU award agreement. On the applicable settlement date, the Company will, in its discretion, either deliver to the holder of DSUs a cash payment equal to the number of DSUs multiplied by the market price of the ordinary shares on the settlement date, or purchase ordinary shares in the market and deliver such shares to the holder of DSUs in satisfaction of the Company’s obligations thereunder. The terms of the DSU Plan prohibit the Company from issuing ordinary shares from treasury in satisfaction of DSUs without first obtaining shareholder approval. See note 21[c].

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

12.	DSUs [Continued]

A summary of the DSU transactions during the years presented are as follows:

	Number of DSUs	Fair Value ($)
Outstanding, December 31, 2014	5,349,301	479,936
Issued	656,788	33,219
Mark to market adjustment	-	(209,379)
To be issued	-	11,809
Outstanding, December 31, 2015	6,006,089	315,585
Issued	1,556,661	139,122
Mark to market adjustment	-	221,194
To be issued [note 21[b]]	-	14,304
Outstanding, December 31, 2016	7,562,750	690,205

For the year ended December 31, 2016, the impact on salaries and benefits was $374,620 [year ended December 31, 2015 - ($164,351)]. The DSU's were issued as compensation for directors and severance for employees who were terminated during the years presented. As at December 31, 2016, $690,205 [December 31, 2015 - $315,585] relating to the fair value of the DSUs has been included in accounts payable and other liabilities.

During the year ended December 31, 2015, two directors resigned, allowing the vesting of 1,207,350 DSUs. In addition, during the year ended December 31, 2016, 2,233,918 DSUs held by former employees vested. Under the DSU plan at December 31, 2016, on the settlement date, the Company will, in its sole discretion, either (i) deliver to the holder of DSUs a cash payment, net of any applicable withholdings, equal to the number of DSUs multiplied by the market price of the ordinary shares on the settlement date, or (ii) purchase ordinary shares in the market and deliver such shares to the holder of DSUs in satisfaction of the Company’s obligation under the DSUs. The terms of the DSU plan prohibit the Company from issuing shares from treasury in satisfaction of DSUs unless the approval of the shareholders of the Company is first obtained. As at December 31, 2016, the payments to the former employees and directors have not been made and the DSUs remain outstanding. Refer to note 21[c].

13.	WARRANTS

The following table shows the continuity of warrants for the years presented:

		Weighted average exercise price
	Warrants	$
	#	[Cdn]

Outstanding, December 31, 2014	14,375,000	2.25
Expired	(14,375,000)	(2.25)
Outstanding, December 31, 2015 and December 31, 2016	-	-

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

14.	ADMINISTRATIVE EXPENSES

Year Ended December 31,	2016 $	2015 $
Salaries and benefits	565,522	280,626
Professional fees	287,656	176,703
Office and general	320,791	321,227
Travel	36,419	19,551
Regulatory fees	47,950	17,524
Total	1,258,338	815,631

15.	RELATED PARTY TRANSACTIONS

[a]  During the year ended December 31, 2016, the Company paid professional fees of $41,638 [year ended December 31, 2015 - $47,802] to Marrelli Support Services Inc. [“Marrelli Support”], an organization of which Carmelo Marrelli is President. Mr. Marrelli is the Chief Financial Officer ["CFO"] of Rio Novo. These services were incurred in the normal course of operations for general accounting and financial reporting matters. Marrelli Support also provides bookkeeping services to the Company. As at December 31, 2016, Marrelli Support is owed $16,824 [December 31, 2015 - $7,655]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

[b]  During the year ended December 31, 2016, the Company paid professional fees of $13,697 [year ended December 31, 2015 - $12,175] to DSA Corporate Services Inc. ("DSA"), an organization of which Mr. Marrelli controls. Mr. Marrelli is also the corporate secretary and sole director of DSA. These services were incurred in the normal course of operations for corporate secretarial matters. All services were made on terms equivalent to those that prevail with arm's length transactions. As at December 31, 2016, DSA is owed $6,978 [December 31, 2015 - $nil]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

[c]   On July 21, 2016, Cyprus River entered into a binding agreement to sell an aggregate of 94,650,914 ordinary shares of Rio Novo to Northwestern. On July 21, 2016, Northwestern, a company beneficially owned by Paulo Carlos de Brito [“Brito”] entered into binding agreements with two separate sellers to acquire ownership of an aggregate of 95,480,414 ordinary shares of Rio Novo. In addition, concurrently with the completion of the acquisition of 95,480,414 ordinary shares of Rio Novo, Brito transferred 3,557,000 ordinary shares from Sercor Ltd. [“Sercor”] to Northwestern, representing approximately 2.35% of the issued and outstanding ordinary shares. Both Sercor and Northwestern are entities owned and controlled by Brito, resulting in no change in beneficial ownership of the applicable ordinary shares.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

15.	RELATED PARTY TRANSACTIONS [Continued]

After giving effect to the above transactions, Northwestern held an aggregate of 102,037,414 ordinary shares representing approximately 67% of the issued and outstanding ordinary shares of Rio Novo. The remaining 49,444,839 ordinary shares, representing approximately 33% of Rio Novo’s issued and outstanding ordinary shares are widely held, except for 1,421,230 shares held by the other directors and officers of the Company. These holdings can change at any time at the discretion of the owner.

See also note 11 with respect to loans advanced to the Company by Cyprus River and Northwestern.

[d]   Remuneration, other than consulting fees of directors and key management personnel of the Company was as follows:

	2016	2015
Year Ended December 31,	$	$

Salaries and benefits [1]	361,036	137,155
Share based payments	41,601	28,725

	402,637	165,880

[1] Included in salaries and benefits are director fees. The Board of Directors do not have employment or service contracts with the Company. They are entitled to director fees and stock options for their services. Director fees owed at December 31, 2016 amounted to $20,411 [December 31, 2015 - $19,802]. In addition, the former CEO and a current director is owed $nil [December 31, 2015 - $144,980] for his salary while acting as the Company's CEO. These amounts are included in accounts payable and other liabilities and are due on demand, unsecured and non-interest bearing.

16.	INCOME TAXES

The following table shows the component of current and deferred tax expense:

	2016	2015
Year ended December 31,	$	$

Current tax expense	-	-
Deferred tax (recovery) expense
Origination and reversal of temporary difference	(1,248,000)	3,759,641

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

16.	INCOME TAXES [Continued]

The reconciliation of income taxes attributable to operations computed at the statutory tax rate of 0% (2015 – 0%) in the Territory of the British Virgin Islands to the income tax provision recorded in the consolidated financial statements is as follows:

Year ended December 31,	2016 $	2015 $
Income (loss) before income tax	3,179,866	(8,464,375)
Income taxes at British Virgin Islands tax rate of 0% (2015 - 0%)	-	-
Increase in tax expense resulting from:
Change in unrecognized temporary differences	(1,562,000)	(346,000)
Non-deductible expenses and other	191,000	(265,359)
Difference in foreign tax and exchange rates	123,000	4,371,000
Income tax (recovery) expense	(1,248,000)	3,759,641

The following table summarizes the components of deferred income tax:

December 31,	2016 $	2015 $
Deferred income tax assets
Non-capital losses	2,161,000	1,565,000
Deferred income tax liabilities	2,161,000	1,565,000
Brazilian and Colombian exploration properties	9,864,000	10,334,000
Plant and equipment	914,000	1,096,000
	10,778,000	11,430,000
Deferred income tax liabilities - net	8,617,000	9,865,000

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

16.	INCOME TAXES [Continued]

Movements in net deferred tax liabilities:

December 31,	2016 $	2015 $
Balance at the beginning of the year	9,865,000	6,105,359
Recognized in profit/loss	(1,248,000)	3,759,641
Balance at the end of the year	8,617,000	9,865,000

Unrecognized deferred tax assets:

Deferred tax assets have not been recognized in respect of the following items:

December 31,	2016	2015
	$	$

Tax losses	12,302,000	11,564,000
Plant and equipment	434,000	415,000

	12,736,000	11,979,000

The Canadian tax losses of $11,102,000 (CDN $14,906,000) expire from 2030 to 2036. The other temporary differences do not expire under current legislation.

17.	SEGMENTED INFORMATION

At December 31, 2016, the Company operates primarily in two reportable operating segments, being the exploration of gold properties in Brazil and Colombia. The Company maintains a branch office in Toronto, Canada. As at December 31, 2016, total assets amounted to $78,909,746 [Brazil - $71,165,151, Canada - $54,701 and Colombia - $7,689,894]. At December 31, 2015, total assets amounted to $72,743,823 [Brazil - $65,200,550, Canada - $59,191, and Colombia - $7,484,082].

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

18.	SUPPLEMENTAL CASH FLOW INFORMATION

Cash and cash equivalents consist of:

December 31,	2016 $	2015 $
Cash	40,609	59,906

Non-cash investing and financing activities consist of:

December 31,	2016 $	2015 $
Accrued exploration and evaluation expenses	1,000,000	-
Depreciation capitalized to exploration and evaluations assets	19,650	79,693
Shares issued on conversion of promissory notes and accrued interest	1,126,553	-

19.	COMMITMENTS AND CONTINGENCIES

The Company is committed to making $580,000 of property option payments, which were past due at December 31, 2016 [note 8].

The Company is party to certain management contracts. As at December 31, 2016, these contracts require that additional payments of approximately $268,116 be made upon the occurrence of a change of control. As a triggering event has not taken place, the contingent payments have not been reflected in these financial statements. Minimum commitments upon termination of these contracts are approximately $268,116. Minimum commitments due within one year under the terms of these contracts are approximately

$178,744.

There is an ongoing class action suit against the Ministry of Mines and Energy of the Republic of Colombia, brought forward by the Society of Public Improvements. The plaintiff is looking for a ruling that would approve the suspension of all exploration and production activities in an area that includes the Tolda Fria property interest. As of December 31, 2016, the lawsuit has not been resolved in favour of either party, and the likelihood of outcome and dollar amount cannot be estimated at this time.

The Company’s exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

20.	INCOME [LOSS] PER SHARE

Year ended December 31,	2016	2015
	$	$
Weighted average number of ordinary shares outstanding - basic	146,011,536	137,711,139
Dilutive effect of options	949,832	-
Weighted average number of ordinary shares outstanding - dilutive	146,961,368	137,711,139

Dilutive income [loss] per share for the periods presented did not include the effect of certain stock options as they are anti-dilutive.

21.	SUBSEQUENT EVENTS

[a]   On January 6, 2017, Rio Novo completed a non-brokered private placement of 15,000,000 ordinary shares of the Company to Northwestern, at an issue price of Cdn.$0.085 per ordinary share for an aggregate subscription amount of Cdn.$1,275,000 (or $951,422).

This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into between the Company and Northwestern. The number of ordinary shares to be issued is equal to 9.9% of the currently outstanding ordinary shares. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Northwestern, as follows:

(i)	the promissory note dated August 19, 2015 in the principal amount of $65,000;

(ii)	the promissory note dated February 26, 2016 in the principal amount of $95,000;

(iii)	the promissory note dated March 6, 2015 in the principal amount of $200,000;

(iv)	the promissory note dated October 10, 2014 in the principal amount of $150,000;

(v)	the promissory note dated April 20, 2016 in the principal amount of $90,617;

Rio Novo Gold Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]

December 31, 2016 and 2015

21. SUBSEQUENT EVENTS [Continued]

(vi)	the promissory note dated April 17, 2015 in the principal amount of $200,000;

(vii)	the promissory note dated October 20, 2015 in the principal amount of $150,000; and

(viii)	$805 of the principal amount owing under the promissory note dated May 5, 2016 in the principal amount of $68,773 issued by the Company and held by Northwestern.

After giving effect to the non-brokered private placement, Northwestern owns or has control or direction over an aggregate of 117,037,414 ordinary shares representing approximately 65.5% of Rio Novo’s issued and outstanding ordinary shares as at December 31, 2016.

[b]	On January 25, 2017, the Company granted 160,054 DSU's to directors of the Company.

[c]   On January 27, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $230,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on July 27, 2017. Interest on the $230,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[d]   On February 3, 2017, at a special meeting of shareholders, shareholders approved amendments to the DSU Plan that provide the Company with the ability to settle DSUs by issuing ordinary shares from treasury.

[e]   On February 15, 2017, Rio Novo completed a non brokered private placement of 12,271,763 ordinary shares of the Company to Adair Investments Ltd. (“Adair”), a private Bahamas based company, at an issue price of Cdn.$0.12 per share, for an aggregate subscription amount of Cdn $1,472,612. These shares are subject to the four month hold period prescribed under Canadian securities laws.

The funds will be used for working capital and to make the $1 million payment on the option acquisition agreements of the Vira Saia and Nova Prata exploration licenses, which was completed on February 20, 2017.

[f]	On February 17, 2017, 490,000 stock options exercisable at $0.80 expired unexercised.